CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B and Class C Shares and in the Class R Shares Prospectuses and "Independent Auditors" and "Financial Statements" in the Pioneer Small Cap Value Funds' Class A, Class B, Class C and Class R Shares Statement of Additional Information, and to the incorporation by reference of our report, dated December 31, 2003, on the financial statements and financial highlights of Pioneer Small Cap Value Fund in the Annual Report to the Shareowners for the year ended November 30, 2003, in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, 1933 Act File No. 333-18639).


                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
March 29, 2004